Exhibit 99.1

FOR IMMEDIATE RELEASE

Company contact:

Doug Baker
Applied Nanotech Holdings, Inc.
248.391.0612
dbaker@appliednanotech.net

Applied Nanotech Holdings Appoints YHCC Executive, Xin Li, to its Board of Directors
YHCC and Applied Nanotech Formalize Strategic Partnership with $2.5M Investment

AUSTIN, TX – April 4, 2011 – Applied Nanotech Holdings, Inc. (OTCBB:APNT) is pleased to announce that the Board of Directors have unanimously appointed Sichuan Anxian Yinhe Construction and Chemical Group Co., Ltd ("YHCC") executive, Mr. Xin (David) Li, to its Board.

Mr. Li is currently the Deputy Director of Project Development at YHCC. He has been instrumental in providing direction for the company’s corporate strategy and managing growth for sustained success. Prior to his work with YHCC, Mr. Li held the position of General Manager at Mianyang Vanetta Chemical Industrial Co., Ltd (a subsidiary of YHCC) where he was responsible for the company’s policies, planning and expansion of production lines. He holds an MSc in Accounting and an MSc in Biochemical Engineering.

Applied Nanotech has also received the $2.5 million investment from YHCC as part of its strategic partnership that will create opportunities to commercialize APNT’s nanotechnologies and bring them to market. This strategic partnership was announced on February 17, 2011 giving YHCC the exclusive right to license and commercialize two of APNT's technologies in China and other parts of Asia and nonexclusive rights in other parts of the world.

 “David Li is a great addition to our Board with his corporate strategy expertise in international markets,” stated Doug Baker, Chief Executive Officer of Applied Nanotech Holdings, Inc. “Li’s appointment combined with the YHCC investment are important steps in solidifying our working relationship and we look forward to developing our strategic partnership well beyond its initial scope.”

ABOUT SICHUAN ANXIAN YINHE CONSTRUCTION AND CHEMICAL GROUP CO., LTD ("YHCC")

Located in Anxian County, near Mianyang in Sichuan Province, China, YHCC currently operates through 9 separate subsidiaries located in three specialized industrial parks, occupying over 3000 acres (700 US acres). YHCC's website is http://www.yinhejituan.com/en.

ABOUT APPLIED NANOTECH HOLDINGS, INC.

Applied Nanotech Holdings, Inc. (OTCBB:APNT) is a premier research and commercialization organization focused on solving problems at the molecular level. Its team of PhD level scientists and engineers work with companies and other organizations to solve technical impasses and create innovations that will create a competitive advantage. Applied Nanotech has created an extensive patent portfolio and its business model is focused on licensing its patents and technology to partners that will manufacture, distribute, and commercialize products using its technology. Applied Nanotech's website is http://www.appliednanotech.net.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

# # #